As filed with the Securities and Exchange Commission on June 25, 2025
Registration on Form S-3 (No. 333-282124)

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Landsea Homes Corporation
(Exact name of registrant as specified in its charter)

Delaware	82-2196021
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1717 McKinney Avenue, Suite 1000
Dallas, Texas 75202
(949) 345-8080
(Address, including zip code, and telephone number, including area code, of Registrant’s Principal Executive Offices)

Miek Harbur
General Counsel & Secretary
Landsea Homes Corporation
1717 McKinney Avenue, Suite 1000
Dallas, Texas 75202
(949) 345-8080
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Brian P. Finnegan
Luke R. Jennings
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
(212) 373-3000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form  S‑3 (File No. 333-282124) (the “Registration Statement”) of Landsea Homes Corporation, a Delaware corporation (the “Registrant” or the “Company”), filed with the Securities and Exchange Commission on September 13, 2024, registering up to $250,000,000 in aggregate principal amount for issuance of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), preferred stock, debt securities, warrants, purchase contracts and/or units, in any combination, together or separately, in one or more offerings, and is being filed to deregister any and all securities that remain unsold or otherwise unissued under such Registration Statement.

On June 25, 2025, pursuant to an Agreement and Plan of Merger, dated as of May 12, 2025, by and among Lido Holdco, Inc., a Delaware corporation (“Parent”), Lido Merger Sub, Inc., a Delaware corporation and a wholly owned, direct subsidiary of Parent (“Merger Sub”), and the Company, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”). As a result of the Merger, the shares of Common Stock will cease to be publicly traded. The Company intends to file Form 15 to terminate registration under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and its duty to file reports under Sections 13 and 15(d) of the Exchange Act.

As a result of the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities of the Registrant registered but not sold or otherwise issued under the Registration Statement, if any, as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statement.

1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on June 25, 2025.

LANDSEA HOMES CORPORATION

By:	/s/ Miek Harbur
Name:	Miek Harbur
Title:	General Counsel & Secretary

No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act of 1933, as amended.